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            KPMG CONSULTING, INC. ADOPTS STOCKHOLDERS' RIGHTS PLAN

McLean, VA, October 3, 2001 - KPMG Consulting, Inc. (Nasdaq: KCIN), one of the world's largest consulting companies, today announced that its Board of Directors has adopted a Stockholders' Rights Plan (the "Plan") and has declared a dividend of one Right for each outstanding share of Common Stock, payable to stockholders of record as of the close of business on October 2, 2001. The Plan was not adopted in response to any known offers for KPMG Consulting.

The Plan is intended to protect KPMG Consulting and its stockholders against unfair or coercive takeover tactics. The Plan has been designed to require any potential acquirer seeking to obtain control of KPMG Consulting to treat all stockholders fairly and equally. The Plan is similar to stockholder protective plans adopted by many other companies.

The Rights will trade automatically with the Common Stock and will not be exercisable until a person or group has become an "acquiring person" by acquiring 15% or more of KPMG Consulting's outstanding Common Stock, or a person or group commences a tender offer that will result in such person or group owning 15% or more of KPMG Consulting's outstanding Common Stock. Upon announcement that any person or group has become an acquiring person, each Right will entitle all rightholders (other than the acquiring person) to purchase, for the exercise price of $90.00, a number of shares of KPMG Consulting Common Stock having a market value equal to twice the exercise price. Rightholders would also be entitled to purchase Common Stock of the acquiring person having a value of twice the exercise price if, after a person had become an acquiring person, KPMG Consulting were to enter into certain mergers or other transactions. If any person becomes an acquiring person, the KPMG Consulting Board of Directors may, at its option and subject to certain limitations, exchange one share of Common Stock for each right.

The Rights will not interfere with a transaction that the KPMG Consulting Board of Directors determines to be in the best interests of KPMG Consulting and its stockholders, because the Rights may be redeemed by the Board for $0.01 per share at any time prior to a person or group having become an acquiring person. The Rights will not in any way affect KPMG Consulting's financial strength or interfere with its ongoing business plans. The Rights are not currently taxable to KPMG Consulting or its stockholders. The Rights will not dilute any stockholder's holdings or the Company's reported earnings per share in any manner, nor will they change the way in which KPMG Consulting shares are traded. A letter regarding the Plan and the Rights is being mailed to all KPMG Consulting stockholders of record.